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Rise Gold Reports Progress on Idaho-Maryland Use Permit

November 17, 2022 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") reports that on November 15th, 2022, the County of Nevada released a favorable independent report, "Economic Impact of the Proposed Idaho-Maryland Mine Project."

The Nevada County Board of Supervisors conducted an independent economic study with Robert D. Niehaus, Inc. (RDN) on the proposed Idaho-Maryland Mine Project. The study estimates the economic and fiscal impacts on local businesses, residential property values, utility providers, public services, and tax revenues and informs the decision-making process regarding the project's significant economic benefits for the community.

The County's independent economic evaluation shows the Idaho-Maryland Mine Project could provide hundreds of jobs and strengthen and diversify the local Nevada County economy. Specifically, the report concludes the following:

  Creation of approximately 475 new local jobs and approximately $45.3 million per year in new local labor income.
  Annual local tax revenue from $1.4 to $6.4 million per year, placing the mine as one of or the largest taxpayer in the county. These new revenues would support local towns and cities, schools, fire protection, and other special districts with $200,000 to $912,000 a year going to the County General Fund.
  RDN performed extensive research and analysis and concluded no impact to local property values, which refutes assertions by local anti-mining groups and some real estate agents that the proposed project would negatively impact property values.

The Company's submission of an application for a Use Permit from Nevada County requires information regarding planned throughput and material quantities. The Company cautions investors that no Technical Report has been filed to support that this rate of production will be achieved. The Company has not completed a feasibility study to establish mineral reserves and therefore has not demonstrated economic viability of the IMM Project. The Company has not made a production decision for the IMM Project. However, the Company intends to initiate this work and develop these studies upon issuance of the Use Permit.

The County is currently completing the Final Environmental Impact Report (the "Final EIR") and the County's diligence in preparing a thorough response to public comments has improved the project and will inform the Board of Supervisors.

An outline of remaining key milestones in the Use Permit Application process is as follows:

  Nevada County will publish a Final Environmental Impact Report (the "Final EIR") which will include responses to public comments;
  The Nevada County Planning Commission will hold a public hearing to consider the Final EIR and make a recommendation on project approval to the Nevada County Board of Supervisors;
  The Board of Supervisors will hold a public hearing to consider and make a final decision on the IMM Project. A majority vote of the five supervisors is required to approve the project.

The timeline to complete the Use Permit Application process largely depends on the Nevada County government and the completion of the Final EIR. The Company estimates that the Final EIR will be published before the end of 2022 and public hearings and an approval decision on the Use Permit in the first quarter of 2023.

The Nevada County Board of Supervisors has recently approved three mining projects. The Boca Quarry Expansion, a surface aggregate mine with a production up to 1 million tons per year, was approved in 2019. The Greenhorn Creek Mining Expansion, a surface aggregate mine with a production of up to 600,000 tons per year, was approved in 2017 and the Blue Lead Gold Mine, a surface placer gold mine with a production of up to 400,000 tons per year, was approved in 2015.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. To learn more about the company, visit www.risegoldcorp.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.